UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2024

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9301 Amberglen Blvd, Suite 100

Austin, Texas 78729

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 869-1555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MTEM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2024, Harold E. Selick, David R. Hoffmann, Kevin M. Lalande, Eric E. Poma, Gabriela Gruia, and Corsee Sanders each resigned from the Board of Directors (the “Board”) of Molecular Templates, Inc. (the “Company”) effective as of 11:59 pm EST on December 31, 2024. Additionally, Dr. Poma resigned from his roles as Chief Executive Officer, Chief Scientific Officer, Treasurer and Interim Chief Financial Officer of the Company effective as of 11:59 pm EST on December 31, 2024. The members of the Board did not resign from their positions over any disagreements with the Company’s Board or management.

Dr. Poma will not receive severance payments or continuation of health benefits in connection with his resignation, pursuant to the terms of his amended and restated executive employment agreement, dated April 22, 2016, by and between the Company and Dr. Poma, as amended by an amendment to this amended and restated employment agreement, dated December 30, 2024, by and between the Company and Dr. Poma and a mutual release agreement, dated December 31, 2024, by and between the Company and Dr. Poma (such release agreement, the “Release Agreement”). Pursuant to the Release Agreement, any outstanding options of the Company’s common stock previously granted to Dr. Poma will continue to vest and become exercisable until March 31, 2025, in accordance with their terms.

On December 31, 2024, Dr. Poma entered into a consulting agreement with the Company pursuant to which he will provide certain transitional services on an as-needed basis (the “Consulting Agreement”). Dr. Poma will be compensated at a rate of $500.00 per hour and will be reimbursed for certain out of pocket expenses. The Consulting Agreement has a term of one year, is terminable by either party upon 10 days’ notice and upon Dr. Poma’s death or permanent disability and contains terms customary for agreements of its kind.

Effective as of 12:00 am EST on January 1, 2025, the Board appointed Craig Jalbert, age 63, as sole director, President, Chief Executive Officer, Treasurer and Chief Financial Officer of the Company for the purpose of assisting with a wind-down of the Company’s business affairs to the fullest extent permitted by law. Mr. Jalbert has not been appointed to any committee of the Board, and, on December 31, 2024, the Board resolved to disband all committees of the Board.

Mr. Jalbert has served as a principal of the Foxborough, Massachusetts accounting firm of Verdolino & Lowey, P.C. since 1987. For over 30 years he has focused his practice on distressed businesses and has served, and continues to serve, in the capacities of officer and director for numerous firms in their wind-down phases. In connection with his appointment, it is expected that Mr. Jalbert will be paid $150,000.00 in connection with his services. There is no other arrangement or understanding pursuant to which Mr. Jalbert was appointed to the Board. There are no family relationships between Mr. Jalbert and any director or executive officer of the Company, and Mr. Jalbert has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K except as set forth above.

Item 8.01.	Other Events.

On December 31, 2024, the Board approved the wind-down of the Company’s affairs to the fullest extent permitted by law effective as of 11:59 am EST on December 31, 2024.

Cautionary Information Regarding Trading in the Company’s Securities

The Company cautions that trading in the Company’s securities is highly speculative and poses substantial risks. Trading prices for the Company’s securities currently bear little or no relationship to the actual value that may be realized, if any, by holders of the Company’s securities. The Company does not currently expect that the holders of its securities will receive value for their investment. The Company also does not currently expect to have the necessary resources to continue its reporting obligations. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Dated: January 2, 2025

	By:	/s/ Craig Jalbert
Name: Craig Jalbert
Title: President, Chief Executive Officer and Chief Financial Officer